                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Thomas Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                            THOMAS INDUSTRIES INC.
                             4360 BROWNSBORO ROAD
                                   SUITE 300
                          LOUISVILLE, KENTUCKY 40207
                                (502) 893-4600

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                APRIL 17, 1997

TO THE SHAREHOLDERS:

  The Annual Meeting of Shareholders of Thomas Industries Inc., a Delaware corporation, will be held at the Seelbach Hotel, 500 Fourth Street, Louisville, Kentucky on Thursday, April 17, 1997 at 10:00 A.M. Eastern Daylight Time for the following purposes:

    1. To elect three Class II directors.

    2. To consider and approve the business criteria and material terms relating to performance share awards to be granted under the Corporation's 1995 Incentive Stock Plan.

    3. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 7, 1997 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                          Phillip J. Stuecker
                                          Vice President of Finance,
                                           Chief Financial Officer and
                                           Secretary

March 14, 1997

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE FOR MAILING IN THE UNITED STATES. A PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                            THOMAS INDUSTRIES INC.
                             4360 BROWNSBORO ROAD
                                   SUITE 300
                          LOUISVILLE, KENTUCKY 40207

                               ----------------

                                PROXY STATEMENT

           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 17, 1997

                               ----------------

To the Shareholders of
 THOMAS INDUSTRIES INC.:

  This Proxy Statement is being mailed to shareholders on or about March 14, 1997 and is furnished in connection with the solicitation by the Board of Directors of Thomas Industries Inc., a Delaware corporation (the "Corporation"), of proxies for the Annual Meeting of Shareholders to be held on April 17, 1997 for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. If the form of Proxy which accompanies this Proxy Statement is executed and returned, it will be voted. A Proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Corporation.

  A majority of the outstanding shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. With regard to the election of directors, the approval of business criteria and material terms related to performance share awards to be granted under the Corporation's 1995 Incentive Stock Plan and any other proposal submitted to a vote, approval requires the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at this meeting. Shares represented by proxies which are marked "abstain" or to deny discretionary authority on any matter will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matters. Broker "non-votes" will be treated as not represented at the meeting as to matters for which a non-vote is indicated on the broker's proxy. Broker "non-votes" and the shares as to which shareholders abstain are included for purposes of determining whether a quorum of shares is present at a meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" will not affect the determination of the outcome of the vote on any proposal to be decided at the meeting.

  Expenses incurred in the solicitation of proxies will be borne by the Corporation. Officers of the Corporation may make additional solicitations in person or by telephone. In addition, the Corporation has retained McCormick & Pryor Ltd. to assist in the solicitation of proxies for a fee of $4,000, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with the solicitation.

  The Annual Report to Shareholders for fiscal year 1996 accompanies this Proxy Statement. If you did not receive a copy of the report, you may obtain one by writing to the Secretary of the Corporation.

  As of March 7, 1997, the Corporation had outstanding 10,555,782 shares of Common Stock and such shares are the only shares entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

                       SECURITIES BENEFICIALLY OWNED BY
                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT

  Set forth in the following table are the beneficial holdings (and the percentages of outstanding shares represented by such beneficial holdings) as of March 7, 1997, except as otherwise noted, of (i) each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) known by the Corporation to own beneficially more than 5% of its outstanding Common Stock, (ii) directors and nominees, (iii) the executive officers named in the Summary Compensation Table who are not directors, and (iv) all executive officers, directors and nominees as a group.

  Under Rule 13d-3 of the Exchange Act, persons who have the power to vote or dispose of Common Stock of the Corporation, either alone or jointly with others, are deemed to be beneficial owners of such Common Stock. Because the voting or dispositive power of certain stock listed in the following table is shared, the same securities in such cases are listed opposite more than one name in the table. The total number of shares of Common Stock of the Corporation listed in the table, after elimination of such duplication, is 3,204,061 (30.4%) of the outstanding Common Stock).

                                                NUMBER OF SHARES AND
                                                     NATURE OF           PERCENT
                    NAME                        BENEFICIAL OWNERSHIP     OF CLASS
                    ----                        --------------------     --------
      (i)   Gabelli Group.....................       1,801,012(1)         17.06%
            One Corporate Center
            Rye, NY 10580
            Neuberger & Berman................         532,350(2)          5.04
      (ii)  Timothy C. Brown..................          78,819(3)(6)        *
            Wallace H. Dunbar.................         454,222(4)(7)(9)    4.30
            Roger P. Eklund...................         166,380(4)(8)       1.58
            H. Joseph Ferguson................         308,435(4)(9)       2.92
            Gene P. Gardner...................          21,624(4)           *
            Lawrence E. Gloyd.................           8,140(4)           *
            William M. Jordan.................         301,935(5)(9)       2.86
            Ralph D. Ketchum..................          10,400(4)           *
            Franklin J. Lunding, Jr...........         307,791(4)(9)       2.93
      (iii) Richard J. Crossland..............           9,385(6)           *
            Phillip J. Stuecker...............          49,362(6)           *
            Clifford C. Moulton...............          21,723(6)           *
            Ronald D. Schneider...............          13,675(6)           *
      (iv)  All Executive Officers, Directors
             and
             Nominees as a Group (14 persons).         870,699(6)(10)      8.25

--------
   *Less than 1.0%
(1) Based upon an amendment to Schedule 13D filed by certain reporting persons (the "Gabelli Group") with the Securities and Exchange Commission. One of the members of the Gabelli Group, GAMCO Investors, Inc., beneficially owns 1,550,012 shares, representing 14.68% of the outstanding Common Stock. GAMCO Investors, Inc. has sole voting power with respect to 1,335,512 of such shares. The other reporting persons included in this group are Gabelli Funds, Inc., Gabelli International Limited and Mario J. Gabelli.

(2) Based on Schedule 13G filed by Neuberger & Berman, LLC ("Neuberger & Berman") with the Securities and Exchange Commission on February 10, 1997. Neuberger & Berman beneficially owns 532,350 shares, representing 5.04% of the outstanding Common Stock of which Neuberger & Berman has sole voting power with respect to 22,700 of such shares. Does not include an aggregate of 170,200 shares of which 13,800 are owned by principals of Neuberger & Berman and 156,400 shares are owned by the Neuberger & Berman Profit Sharing Retirement Plan. Neuberger & Berman disclaims beneficial ownership of the 170,200 shares.
(3) Excludes shares owned separately by spouses or children in the households of the following: Mr. Brown--221 shares; and all executive officers and directors as a group--221 shares. Mr. Brown disclaims that he is the beneficial owner of any shares of which except for Rule 13d-3 he would not be deemed the beneficial owner.
(4) Includes 6,000 shares which may be acquired pursuant to options exercisable within sixty days under the Thomas Industries Inc. Nonemployee Director Stock Option Plan.
(5) Includes 2,000 shares which may be acquired pursuant to options exercisable within sixty days under the Thomas Industries Inc. Nonemployee Director Stock Option Plan.
(6) Includes shares which may be acquired pursuant to stock options exercisable within sixty days as follows: Mr. Brown--58,500 shares; Mr. Crossland--9,166 shares; Mr. Stuecker--39,762 shares; Mr. Moulton--14,500 shares; Mr. Schneider--11,250 shares; and all executive officers as a group--143,190 shares.
(7) Includes 2,032 shares owned by the Dunbar Foundation, for which Mr. Dunbar serves as President. Mr. Dunbar disclaims beneficial ownership of such shares.
(8) Includes 37,753 shares held in two trusts of which Mr. Eklund is a co-trustee, 41,390 shares held by two charitable foundations of which Mr. Eklund is a director and officer, and 2,500 shares held by a pension trust over which Mr. Eklund shares voting control. Mr. Eklund disclaims beneficial ownership of such shares.
(9) Includes 298,935 shares held by the Thomas Industries Master Trust, as amended, of which Messrs. Ferguson, Jordan, Lunding and Dunbar comprise the Investment Committee. The Investment Committee has the power to vote and direct disposition of such shares, except for certain restrictions placed upon the Investment Committee by the Trustee in the event of a tender offer for the shares of the Corporation. Messrs. Ferguson, Jordan, Lunding and Dunbar disclaim beneficial ownership of such shares.
(10) The total number of shares of Common Stock of the Corporation reported for executive officers, directors and nominees as a group is shown after eliminating duplication within the table.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

  The Restated Certificate of Incorporation of the Corporation provides that the Board of Directors of the Corporation shall be divided into three classes, as nearly equal in number as possible, with one class being elected each year for a three-year term. At the Annual Meeting of Shareholders, three Class II directors are to be elected to serve until 2000 and six directors will continue to serve in accordance with their prior election or appointment.

  It is intended that the proxies (except proxies marked to the contrary) will be voted for the nominees listed below, all of whom are members of the present Board of Directors. It is expected that the nominees will serve, but if any nominee declines or is unable to serve for any unforeseen cause, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.

  The Board of Directors recommends a vote FOR each of the Class II nominees.

NOMINEES AND CONTINUING DIRECTORS

  The following table sets forth certain information with respect to the nominees and the continuing directors:

 NAME, AGE AND YEAR                         PRINCIPAL OCCUPATION AND OTHER
 FIRST ELECTED DIRECTOR                               INFORMATION
 ----------------------                     ------------------------------

           CLASS II NOMINEES FOR ELECTION WITH TERMS EXPIRING IN 2000

 Timothy C. Brown......................
  Age 461989                            President and Chief Executive Officer
                                        of the Corporation since February
                                        1992, and Chairman of the Board since
                                        April 1995. Prior to February 1992,
                                        held various positions with the
                                        Corporation including Executive Vice
                                        President, Chief Operating Officer
                                        (February 1991 to February 1992),
                                        Executive Vice President, Operations
                                        (1990 to February 1991). Director of
                                        National City Bank, Kentucky.
 Wallace H. Dunbar.....................
  Age 651991                            Chairman of the Board of Americo Group
                                        (vinyl and fabric lamination) for more
                                        than five years. Director of Banc One
                                        Kentucky Corporation. Mr. Dunbar
                                        previously served as a director of the
                                        Corporation from 1968 to 1979.
 Franklin J. Lunding, Jr...............
   Age 581972                           Attorney in private practice for more
                                        than five years. Chairman of the
                                        Board, President and Chief Executive
                                        Officer of BioCatalyst Resources, Inc.
                                        and its wholly owned subsidiary, The
                                        Prozyme Co., Inc. (manufacturer and
                                        distributor of enzyme-based food
                                        supplements) since June 1988.

                CLASS III DIRECTORS WITH TERMS EXPIRING IN 1998

 Roger P. Eklund.......................
  Age 651974                            Partner of Eklund and Eklund
                                        (attorneys) for more than five years.
                                        Chairman of the Board of Upbancorp,
                                        Inc. (bank holding company) since
                                        1983.
 H. Joseph Ferguson ...................
  Age 631989                            Director and founder of Ferguson,
                                        Wellman, Rudd, Purdy & Van Winkle Inc.
                                        (investments) for more than five
                                        years. President of such entity until
                                        1993.
 Ralph D. Ketchum .....................
  Age 701989                            President of RDK Capital, Inc., the
                                        general partner of RDK Capital Limited
                                        Partnership (investments) for more
                                        than five years. Also serves as Chief
                                        Executive Officer and Chairman of the
                                        Board of Heintz Corporation, a
                                        majority owned subsidiary of RDK
                                        Capital Limited Partnership. Heintz
                                        Corporation commenced a voluntary case
                                        under Chapter 11 of the federal
                                        Bankruptcy Code in August 1993.
                                        Formerly, Senior Vice President and
                                        Group Executive of the Lighting Group,
                                        General Electric Company (1980 to
                                        1987). Director of Metropolitan
                                        Savings Bank, Olgebay-Norton
                                        Corporation, Pacific Scientific
                                        Corporation and Lithium Technology
                                        Corporation.

 NAME, AGE AND YEAR                         PRINCIPAL OCCUPATION AND OTHER
 FIRST ELECTED DIRECTOR                               INFORMATION
 ----------------------                     ------------------------------

                 CLASS I DIRECTORS WITH TERMS EXPIRING IN 1999

 Gene P. Gardner ......................
  Age 671986                            Chairman of the Board of Beaver Dam
                                        Coal Company (coal properties) since
                                        1983. Director of LG&E Energy Corp.,
                                        Louisville Gas & Electric Company,
                                        Commonwealth Financial Corporation and
                                        Commonwealth Bank and Trust Company.
 Lawrence E. Gloyd ....................
  Age 641987                            Chairman of the Board and Chief
                                        Executive Officer of CLARCOR Inc.
                                        (manufacturer of filtration and
                                        packaging products) since 1990.
                                        President and Chief Executive Officer
                                        of CLARCOR Inc. (March 1988 to 1995).
                                        Director of AMCORE Financial, Inc.,
                                        G.U.D. Holdings Ltd. and Woodward
                                        Governor Co.
 William M. Jordan ....................
  Age 531995                            Chairman, President and Chief
                                        Executive Officer of The Duriron
                                        Company, Inc. (manufacturer of pumps
                                        and related products) since 1993.
                                        Prior to 1993, held various positions
                                        with The Duriron Company including
                                        Executive Vice President and Chief
                                        Operating Officer (1990-1991),
                                        President and Chief Operating Officer
                                        (1991-1993), and has been a director
                                        since 1991. Director of NIBCO.

                            EXECUTIVE COMPENSATION

  The following table presents summary information concerning compensation awarded or paid to, or earned by, the Chief Executive Officer and each of the other four most highly compensated executive officers at December 31, 1996 during each of the last three fiscal years for services rendered to the Corporation and its subsidiaries.

                          SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                      ANNUAL COMPENSATION            COMPENSATION(3)
                               ---------------------------------- ---------------------
                                                                       SECURITIES
                                                     OTHER ANNUAL      UNDERLYING        ALL OTHER
        NAME AND                                     COMPENSATION        OPTIONS        COMPENSATION
   PRINCIPAL POSITION     YEAR SALARY($) BONUS($)(1)    ($)(2)           (#)(4)            ($)(5)
   ------------------     ---- --------- ----------- ------------ --------------------- ------------
Timothy C. Brown........  1996 $340,000   $139,221         --            35,000           $70,717
 President, Chief         1995  325,000    193,252         --            30,000            53,274
 Executive Officer        1994  275,000     69,809         --            30,000            31,660
 and Chairman of the
 Board
Richard J. Crossland(6).  1996 $219,000   $104,171         --             9,000           $38,695
 Vice President,          1995  208,333    159,826         --            10,000            26,259
 Lighting Group Manager   1994   68,974     30,000     $39,734           20,000               --
Phillip J. Stuecker.....  1996 $183,000   $ 74,934         --             9,000           $30,717
 Vice President of        1995  174,000    103,464         --            10,000            24,636
 Finance,                 1994  162,000     47,255         --            10,000            16,763
 Chief Financial Officer
 and Secretary
Clifford C. Moulton(7)..  1996 $196,000   $ 56,232         --             9,000           $26,856
 Vice President,          1995  190,000     66,206         --            10,000            30,295
 Business Development     1994  180,000     86,426     $56,659           10,000            24,870
Ronald D. Schneider.....  1996 $140,000   $ 54,680         --             4,500           $22,947
 Vice President, General  1995  130,000     86,572         --             5,000            15,794
 Manager, C&I             1994  111,000     25,535         --             5,000            10,346
 Business Unit

--------
(1) Represents bonuses paid under the Key Employee Bonus Plan described in the Compensation Committee Report on Executive Compensation.
(2) The named executive officers received certain perquisites in 1994, 1995 and 1996, the amount of which did not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus, except with respect to Mr. Crossland whose "Other Annual Compensation" included an allowance and expense reimbursement related to moving of $38,814 in 1994 and Mr. Moulton whose "Other Annual Compensation" included an allowance and expense reimbursement related to moving of $51,784 in 1994.
(3) No restricted stock was granted to any of the named executive officers in 1994, 1995 or 1996 and no shares of restricted stock were held by any of the named executive officers as of the end of 1996.
(4) Represents stock options awarded under the Corporation's incentive stock plans.

(5) All Other Compensation represents amounts contributed or accrued for Messrs. Brown, Crossland, Stuecker, Moulton and Schneider under the Corporation's Profit Sharing Plan and Supplemental Profit Sharing Plan of $50,877, $34,195, $24,761, $22,356 and $18,447, respectively, a 401(k)
    matching contribution of $4,500 for each of them, and for Messrs. Brown and Stuecker under the Corporation's Supplemental Executive Retirement Plan contributions of $15,340 and $1,456, respectively.
(6) Richard J. Crossland was elected Vice President, Lighting Group Manager effective August 18, 1994. Prior to that time, Mr. Crossland was not an officer or employee of the Corporation. Mr. Crossland's base salary and bonus potential were established pursuant to an employment agreement entered into in August 1994 between the Corporation and Mr. Crossland. The employment agreement expired August 29, 1996.
(7) Pursuant to a Pension Floor Plan under which no additional benefits will accrue subsequent to June 1995, Mr. Moulton will be entitled to receive a straight life annuity in the amount of $103 per month commencing at age 65 and upon retirement.

  The following tables present certain additional information concerning stock options granted to the named executive officers during 1996 and the value of options held by such officers at fiscal year-end.

                                                                              POTENTIAL
                                                                          REALIZABLE VALUE
                                                                          AT ASSUMED ANNUAL
                                                                                RATES
                                                                           OF STOCK PRICE
                                                                            APPRECIATION
                           INDIVIDUAL GRANTS                             FOR OPTION TERM(3)
------------------------------------------------------------------------ -------------------
                           NUMBER OF    % OF TOTAL  EXERCISE
                          SECURITIES     OPTIONS       OR
                          UNDERLYING    GRANTED TO    BASE
                            OPTIONS    EMPLOYEES IN   PRICE   EXPIRATION
NAME                     GRANTED(#)(1) FISCAL YEAR  ($/SH)(2)    DATE       5%       10%
----                     ------------- ------------ --------- ---------- -------- ----------
Timothy C. Brown........    35,000         21.5%    $21.00/sh  12/11/06  $463,050 $1,168,650
Richard J. Crossland....     9,000          5.5      21.00/sh  12/11/06   119,070    300,510
Phillip J. Stuecker.....     9,000          5.5      21.00/sh  12/11/06   119,070    300,510
Clifford C. Moulton.....     9,000          5.5      21.00/sh  12/11/06   119,070    300,510
Ronald D. Schneider.....     4,500          2.8      21.00/sh  12/11/06    59,535    150,255

                       OPTION GRANTS IN LAST FISCAL YEAR

--------
(1) All options were granted December 11, 1996, one-fourth of each option becoming exercisable each year beginning December 11, 1998. All options permit the optionee to pay for exercise with Common Stock owned for at least six months. Each year the Compensation Committee determines whether tax-offset bonuses will be available to holders of non-qualified stock options upon exercise and whether the holders will be able to pay withholding tax with shares acquired on exercise. The Compensation Committee has determined that tax-offset bonuses will be available and that withholding tax may be paid with shares acquired on exercise, during 1997, provided that such determination is subject to change at any time during the year.
(2) The exercise price for all options granted is equal to the closing market price of the Corporation's Common Stock on December 11, 1996.
(3) The amounts shown under these columns are the result of calculations at 5% and 10% annual rates over the ten-year term of the options as required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the stock price of the Corporation's Common Stock. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

                         FISCAL YEAR-END OPTION VALUES

                                                                VALUE OF UNEXERCISED IN-THE-
                         NUMBER OF SECURITIES UNDERLYING              MONEY OPTIONS AT
                          UNEXERCISED OPTIONS AT FY-END                 FY-END ($)(1)
                         -----------------------------------    --------------------------------
NAME                      EXERCISABLE        UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
----                     ---------------    ----------------    --------------   ---------------
Timothy C. Brown........            75,037              87,500   $      574,186    $      168,750
Richard J. Crossland....             9,166              10,834           58,746            76,254
Phillip J. Stuecker.....            39,762              26,500          288,758            56,250
Clifford C. Moulton.....            14,500              26,500          133,500            56,250
Ronald D. Schneider.....            13,250              13,250          130,125            28,125

--------
(1) Based on the market value of the Corporation's Common Stock on December 31, 1996.

  The following table presents information concerning performance share awards granted to the named executive officers during 1996 under the Corporation's 1995 Incentive Stock Plan.

             LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                                             ESTIMATED FUTURE
                                                                 PAYOUTS
                                              PERFORMANCE    UNDER NON-STOCK
                                   NUMBER OF    PERIOD      PRICE-BASED PLANS
                                  PERFORMANCE    UNTIL    ----------------------
NAME                               SHARES (#) MATURATION  TARGET (#) MAXIMUM (#)
----                              ----------- ----------- ---------- -----------
Timothy C. Brown.................    3,810     12/31/99     3,810       5,715
Richard J. Crossland.............    1,000     12/31/99     1,000       1,500
Phillip J. Stuecker..............    1,000     12/31/99     1,000       1,500
Clifford C. Moulton..............    1,000     12/31/99     1,000       1,500
Ronald D. Schneider..............      500     12/31/99       500         750

  Up to 150% of the target shares may be earned, depending on the total shareholder return of the Corporation during the three-year period commencing January 1, 1997 and ending December 31, 1999, as compared with the total shareholder return for the Standard & Poor's Small Cap 600 Index. During the performance period, dividend equivalents will be credited based on actual shares earned. The performance share awards provide for pro rata vesting in the event of death, disability or retirement, and adjust for stock dividends or splits. In the event of a change in control the performance goals established thereunder shall be deemed satisfied and 100% of the target shares will be delivered. In the event of a merger, consolidation or combination of the Corporation with or into another corporation, the target shares shall be converted into the acquisition consideration. Recipients of the performance share awards may elect to defer receipt of any shares earned during the performance period in accordance with the terms of the performance share awards. For more information see Proposal No. 2.

OTHER COMPENSATION ARRANGEMENTS

  The Corporation entered into agreements ("Change of Control Agreements") with Messrs. Brown and Stuecker effective October 1, 1988, with Mr. Moulton effective March 1, 1993 and with Mr. Crossland effective August 29, 1994. The Change of Control Agreements provide for continued employment of the respective officer by the Corporation for a period of two years following a "change of control" (as defined) on an equivalent basis to employment immediately before the change of control. If the employee is terminated other than for "cause" (as defined) or if the employee terminates his employment for "good reason" (as defined) after a change of control of the Corporation, each agreement provides for (a) payment of the employee's "highest base salary" (as defined) and prorated annual bonus through the date of termination, (b) payment of the present value of the employee's highest base salary (plus an annual bonus) for a period of three years, (c) payment of any compensation previously deferred, (d) payment of the present value of three annual payments, each equal to the average annual contribution by the Corporation for the benefit of the employee to all the Corporation's retirement plans, and (e) the continuation of benefits to the employee and/or the employee's family provided in connection with the Corporation's medical and life insurance policies for a period of three years. If it is determined that any payment made pursuant to these agreements would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the respective employee would be entitled to receive additional payments so that the employee would be in the same after-tax position as if no excise tax were imposed. The Change of Control Agreements also provide that an employee will be reimbursed for any legal expenses incurred in litigating his rights under the agreement. Subject to earlier termination as a result of death, disability, retirement, or termination of employment (unrelated to a change of control), these agreements have three-year terms, automatically extending for an additional one-year term from October 1 of each year unless the Corporation terminates the extension upon sixty days' prior notice.

  In conjunction with the Change of Control Agreements, the Corporation entered into an agreement with National City Trust Company establishing a trust to provide in whole, or in part, for the payment of the benefits payable under the Change of Control Agreements. The Corporation, at the direction of the Board of Directors, may contribute to the trust such sums of money or other property as it from time to time deems appropriate to meet its obligations under the Change of Control Agreements.

  In addition, options for a total of 443,984 shares of Common Stock granted under the Corporation's incentive stock plans and presently outstanding (but not currently exercisable) will become immediately exercisable in the event of a change of control of the Corporation.

  The Board of Directors adopted a Severance Pay Policy, effective October 1, 1988, for all full-time officers of the Corporation. If an officer is involuntarily terminated by the Corporation (other than for misconduct), upon the execution by such officer of a waiver and release of all claims against the Corporation, he or she will receive severance pay equal to one-half months' compensation (at the pay rate in effect at the date of the termination) for each year of continuous full-time employment with the Corporation. Severance pay under the Policy is subject to a minimum payment equal to one month's compensation and a maximum payment equal to one year's compensation and will be payable in installments. Any installments outstanding at the time the subject individual begins new employment or self-employment will be waived automatically under the terms of the Policy. In addition, an officer shall be entitled to a "non-compete lump sum" equal to the severance pay described above if the terminated officer executes a one-year Non-Compete Agreement. This non-compete lump sum is payable one year after the date of involuntary termination provided the terminated officer remains in compliance with the Non-Compete Agreement. An officer who, within the scope of this Severance Pay Policy, voluntarily terminates employment with the Corporation shall be entitled to a maximum of one month's severance pay. If the Corporation, a division or subsidiary of the Corporation is sold by the Corporation, no officer shall be deemed terminated because of such sale, and there shall be no entitlement to severance pay pursuant to this Severance Pay Policy.

  Effective in 1997, the Corporation entered into an employment agreement with Mr. Brown by which he will be employed as President and Chief Executive Officer of the Corporation for a continuing three-year period which requires three year's notice of termination. This agreement provides for a base salary of $360,000 in 1997, $375,000 in 1998 and $390,000 in 1999. It also makes Mr.
Brown eligible for (i) annual target bonuses on not less than sixty percent (60%) of his salary and (ii) participation in the Company's 1995 Incentive Stock Plan and awards of stock options and performance shares as determined from time to time by the Compensation Committee. The agreement may be terminated by the Corporation at any time for cause as defined in the Change of Control Agreements referred to above. If Mr. Brown's employment is terminated by the Corporation without cause, the Corporation will be obligated to (i) pay Mr. Brown his base salary for a 36-month period from the date of termination (ii) provide Mr. Brown with health and life insurance coverage to which he would otherwise have been entitled and (iii) pay Mr. Brown a lump sum distribution equal to the present value of three annual contributions to the Company's retirement plan. In the event of a change of control, the provisions of the Change of Control Agreements referred to above shall supersede the provisions of the employment agreement.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for 1996:

EXECUTIVE OFFICER COMPENSATION POLICIES AND 1996 RESULTS

  The Compensation Committee of the Board of Directors administers the Corporation's executive officer compensation program, consisting of base salary, annual bonus opportunities and stock option grants. Base salary levels reflect individual officer responsibilities and performance over time; adjustments to base salary reflect both individual performance and the Compensation Committee's judgment of Corporation and business unit financial performance. The Corporation's Key Employee Bonus Plan directly links potential annual incentive payments to the accomplishment of predetermined financial and functional goals. A portion of each executive officer's potential bonus is tied to the Corporation's overall financial performance. Awards under the Corporation's 1995 Incentive Stock Plan directly link potential participant rewards to increases in shareholder value. As a result of the Corporation's practice in implementing these plans, more than 40% of senior executive officers' potential compensation is directly related to financial performance and increases in shareholder value.

  With respect to 1996, the Committee approved executive officer salaries, based on individual performance and the results of an executive compensation survey conducted on behalf of the Committee by an independent executive compensation consulting firm (the "Survey"). Based upon the Survey, the Committee believes executive officer base salaries for 1996 are at or below median competitive base salary levels of manufacturing companies with comparable revenues.

  For the 1996 Key Employee Bonus Plan, the Committee approved goals based on corporate pre-tax earnings, business unit operating income, return on assets and individual participant performance. As a result of the achievement of such goals in 1996, bonuses were awarded to executive officers. See the Summary Compensation Table on page 6.

  Federal tax law establishes certain requirements in order for compensation exceeding $1 million earned by certain executives to be deductible. Because the total compensation for executive officers is significantly below the $1 million threshold, the Compensation Committee has not had to address the issues relative thereto.

  Effective in 1997, the Company adopted the performance share award program to provide incentives and a more competitive compensation package for its executive officers. The performance share awards are based on the achievement of certain long-term performance goals of the Company related to total shareholder return. For 1997, the Compensation Committee established targets and goals based on total shareholder return as compared to the Standard & Poor's Small Cap 600 Index and granted performance share awards to the named executive officers based on these goals. For more information on this subject see "Long-Term Incentive Plan--Awards in Last Fiscal Year" and Proposal No. 2.

CHIEF EXECUTIVE OFFICER COMPENSATION

  For 1996, Mr. Brown's potential bonus award was based on the Corporation meeting certain financial objectives, including targets related to company-wide earnings and return on assets as well as operating income and return on assets of the Lighting Group and Compressor & Vacuum Pump Group and certain functional objectives, including the further consolidation of functions in the Lighting Group. Since such goals were achieved, a bonus was paid for 1996 performance under the bonus program established in February 1996 by the Committee. See the Summary Compensation Table on page 6.

  In 1996, the Committee granted Mr. Brown stock options as part of his overall compensation. The Committee believes that Mr. Brown's stock option grant helps to align his compensation directly with shareholder value. The potential value of this grant is based solely on increases in the fair market value of the Corporation's stock during the term of the option.

  The Compensation Committee granted Mr. Brown a performance share award based on total shareholder return as indicated above for the reasons indicated above. The combination of stock options and performance share awards granted to Mr. Brown are intended to bring his overall compensation within a competitive range for chief executive officers of companies comparable to the Corporation. For more information concerning the performance share awards see "Long-Term Incentive Plan--Awards in Last Fiscal Year" and Proposal No. 2.

  In addition, the Compensation Committee recommended to the full Board of Directors that the Corporation enter into an employment agreement with Mr. Brown effective in 1997. This agreement was entered into by the Corporation to assure it of Mr. Brown's services for the next three years and to provide a framework for Mr. Brown's compensation during the next three years. For further information on the employment agreement, see the last paragraph under the caption "Other Compensation Arrangements."

                               ----------------

                            COMPENSATION COMMITTEE

                                Gene P. Gardner
                               Lawrence E. Gloyd
                               William M. Jordan
                               Ralph D. Ketchum

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  During 1996, no executive officer of the Corporation served on the board of directors or compensation committee of any other corporation, with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Corporation during 1996 and no member of the Compensation Committee was formerly an officer of the Corporation.

                               PERFORMANCE GRAPH

  The Board of Directors has determined that the Standard and Poor's Small Cap 600 Index more fairly reflects the performance of the Corporation and is the index in which the Corporation is included. Accordingly, the Standard and Poor's 500 Index will be eliminated from future proxy statements. The following graph sets forth a comparison of the Corporation's cumulative total shareholder return, assuming reinvestment of dividends, for the last five years with the cumulative total return for the same period measured by the Standard & Poor's 500 Index, Standard & Poor's Small Cap 600 Index and the Value Line Building Materials Index.

                                     LOGO

                                   1991  1992    1993    1994    1995    1996
                                   ---- ------- ------- ------- ------- -------
Thomas Industries Inc............. $100 $ 79.06 $117.56 $132.27 $221.21 $200.39
Standard & Poor's 500 Index.......  100  107.79  118.66  120.56  165.78  204.32
Standard & Poor's Small Cap 600
 Index............................  100  121.04  143.78  136.92  177.94  213.91
Value Line Building Materials
 Index............................  100  104.99  135.71  101.86  140.47  156.54

  Based on $100 invested on December 31, 1991 in the Corporation's Common Stock, the Standard & Poor's 500 Index, Standard & Poor's Small Cap 600 Index and the Value Line Building Materials Index.

PROPOSAL NO. 2 APPROVAL OF BUSINESS CRITERIA AND MATERIAL TERMS RELATING TO
                PERFORMANCE SHARE AWARDS.

  The Corporation's 1995 Incentive Stock Plan, as amended (the "Plan"), permits the grant of performance share awards. The Compensation Committee has determined that the use of performance share awards will further motivate participants and link their compensation to the shareholders because the performance share awards are payable in Common Stock of the Corporation. Under
Section 162(m) of the Internal Revenue Code of 1986 and related regulations, performance share awards paid to the named executive officers will be exempt from the deduction limitation imposed under Section 162(m) if they qualify as "performance-based." The purpose of this Proposal is to obtain shareholder approval of the business criteria and material terms of the performance share awards so that they will qualify as performance-based. The Plan was originally approved by the shareholders in 1995. The material terms, as described below, consist of the following: (i) the individuals eligible to receive performance share awards under the Plan, (ii) the business criteria on which the performance share awards are payable under the Plan, and (iii) the maximum number of performance share awards payable under the Plan to a participant.

  Under the Plan, executive officers and other senior management of the Corporation and its subsidiaries are eligible to receive performance share awards. Performance share awards under the Plan will be paid one hundred percent (100%) in the Common Stock of the Corporation. Generally, a participant must be employed by the Corporation or a subsidiary as of the last day of the performance cycle. If employment is terminated prior to the last day of the performance cycle due to the participant's death, disability or qualified retirement, a prorated portion of the performance shares will be paid to the participant or the participant's designated beneficiary. The performance share awards also contain provisions with respect to stock dividends or splits, change in control and the effect of mergers and consolidations.

  The Board may amend, suspend or modify the Plan at any time, except as limited by the terms of the Plan and the specific performance share awards.

  The Compensation Committee administers the Plan and will approve the participants and the objective performance goals in writing before the beginning of each performance cycle. A performance cycle under the Plan is a period of three consecutive fiscal years of the Corporation. All shares paid pursuant to the performance share awards must be payable as the result of the achievement of objectively measured performance targets based on quantifiable, measurable business criteria. The performance goals will be based on total shareholder return as compared with the Standard & Poor's Small Cap 600 Index over a three fiscal year period. The specific targets relating to performance goals constitute confidential business information and are not disclosed.

  The Compensation Committee must certify, in writing, that the goals have been met before any payments to participants will be made. The Compensation Committee will have no discretion to increase the shares payable to any participant or to otherwise alter the performance goals after the beginning of a performance cycle.

  For information concerning the performance share awards made in December of 1996 see "Long-Term Incentive Plan--Awards in Last Fiscal Year." In addition to the named executive officers, three other persons received a total of 1,500 target performance share awards with a maximum of 2,250. The maximum number of shares of Common Stock applicable to a performance share award to any participant during any performance cycle is 20,000.

  At the end of the three-year performance cycle, if the performance goals are achieved and so determined by the Compensation Committee, a participant will receive shares of the Common Stock of the Corporation which will be taxable as ordinary income based on the fair market value on the date of the Compensation Committee's determination, and the Corporation will receive a corresponding tax deduction.

  As of March 7, 1997, the closing price of the Corporation's Common Stock was $24 7/8.

  The Board of Directors recommends that the shareholders approve the business criteria and material terms of the performance share awards to be granted under the Corporation's 1995 Incentive Stock Plan.

                              BOARD OF DIRECTORS

  The Board of Directors held 5 meetings during 1996. All directors attended at least 75 percent of the aggregate number of such meetings and of meetings of Board committees on which they served in 1996.

  The Board of Directors has an Audit Committee which met 3 times during 1996. The Audit Committee is composed of Wallace H. Dunbar, Gene P. Gardner, Franklin J. Lunding, Jr. and Ralph D. Ketchum. The functions of the Audit Committee consist of reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the scope and results of the Corporation's procedures for internal auditing, reviewing the professional services provided by the independent auditors and the fees charged therefor, selecting the Corporation's independent auditors for each year and reviewing the adequacy of the Corporation's system of internal accounting controls.

  The Board of Directors has a Compensation Committee which met 3 times during 1996. The Compensation Committee is composed of Gene P. Gardner, Lawrence E. Gloyd, William M. Jordan and Ralph D. Ketchum. The functions of the Compensation Committee consist of establishing the remuneration for the Chief Executive Officer, consulting with the Chief Executive Officer with respect to the compensation of other executives of the Corporation, and administering and determining awards under the Corporation's stock incentive plans and certain other employee benefit plans.

  The Nominating and Search Committee met 1 time during 1996. The Nominating and Search Committee is composed of Timothy C. Brown, Roger P. Eklund, H. Joseph Ferguson, Gene P. Gardner and Lawrence E. Gloyd. The functions of the Nominating and Search Committee consist of reviewing the recruitment of senior management, monitoring senior management, director succession plans and reviewing new director nominees. The Nominating and Search Committee will consider director nominees recommended by shareholders, if such recommendations are submitted in writing to the Committee.

  Directors who are committee chairmen (except for directors who are employees of the Corporation) receive a fee of $18,500 per year, and all other directors (except for directors who are employees of the Corporation) receive a fee of $16,200 per year. In addition, all directors (except for directors who are employees of the Corporation and the Chairman of the Board) receive $850 for attendance at each Board of Directors meeting, committee meeting, special management meeting, if any, and annual meeting of shareholders, plus expenses for attendance. In addition, pursuant to the Corporation's Nonemployee Director Stock Option Plan each nonemployee director receives on the date of each annual meeting a non-qualified stock option to purchase 2,000 shares of Common Stock. Effective in 1997, the Nonemployee Director Stock Option Plan has been amended to permit directors who are not employees of the Corporation to elect to receive their annual retainer and meeting fees in shares of Common Stock.

  Mr. Eklund is a partner in the law firm of Eklund and Eklund which provided certain legal services to the Corporation in 1996.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires that certain of the Corporation's officers and directors, and persons who own more than ten percent of the Corporation's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. During

1996, to the knowledge of the Corporation, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

                                   AUDITORS

  Ernst & Young LLP ("Ernst & Young") has been selected as the Corporation's independent auditors for the 1997 fiscal year. Representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to respond to appropriate questions and to make a statement if they desire to do so.

  On February 7, 1996, on the recommendation of the Audit Committee, the Board of Directors appointed Ernst & Young as the Corporation's independent auditors for the 1996 fiscal year, replacing KPMG Peat Marwick LLP ("KPMG") which was dismissed from that role.

  KPMG's reports on the financial statements for the two fiscal years preceding dismissal contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years and interim period preceding the dismissal, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                         PROPOSALS OF SECURITY HOLDERS

  A shareholder proposal to be presented at the 1998 Annual Meeting must be received at the Corporation's executive offices, 4360 Brownsboro Road, Suite 300, Louisville, Kentucky 40207 by no later than November 14, 1997 for evaluation as to inclusion in the Proxy Statement in connection with such Meeting.

  In order for a shareholder to nominate a candidate for director, under the Corporation's Bylaws timely notice of the nomination must be given in writing to the Secretary of the Corporation. To be timely, such notice must be received at the principal executive offices of the Corporation not less than sixty days prior to the meeting of shareholders. Such notice must describe various matters regarding the nominee and the shareholder giving the notice, including such information as name, address, occupation and shares held.

  In order for a shareholder to bring other business before a shareholders meeting, timely notice must be given to the Secretary of the Corporation within the time limits described above. Such notice must include various matters regarding the shareholder giving the notice and a description of the proposed business. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Corporation's proxy statement.

                   OTHER MATTERS TO COME BEFORE THE MEETING

  The Board of Directors of the Corporation knows of no other business which may come before the Annual Meeting. However, if any other matters are properly presented to the Meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

                                          By Order of the Board of Directors

                                          Phillip J. Stuecker
                                          Vice President of Finance,
                                          Chief Financial Officer and
                                           Secretary

Date: March 14, 1997

                                     PROXY
                            THOMAS INDUSTRIES INC.
          4360 BROWNSBORO ROAD, SUITE 300, LOUISVILLE, KENTUCKY 40207
                 Solicited on behalf of the Board of Directors
                        Annual Meeting of Shareholders
                                April 17, 1997

     The undersigned hereby appoints Timothy C. Brown and Phillip J. Stuecker, or either of them, with full power of substitution, to represent and to vote the stock of the undersigned at the Annual Meeting of Shareholders of Thomas Industries Inc., to be held at the Seelbach Hotel, 500 Fourth Street, Louisville, Kentucky, on Thursday, April 17, 1997 at 10 A.M., Eastern Daylight Time, or at any adjournment thereof as follows:

1.  Election of Directors
    [_] FOR all the nominees listed below         [_] WITHHOLD AUTHORITY to
        (except as marked to the contrary below).     vote for all the nominees
                                                      listed below
           Timothy C. Brown       Wallace H. Dunbar     Franklin J. Lunding, Jr.
         INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name below.
--------------------------------------------------------------------------------
2. Proposal to approve the business criteria and material terms relating to performance share awards to be granted under the Corporation's 1995 Incentive Stock Plan.
           [_] FOR                [_] AGAINST           [_] ABSTAIN

3. In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

Please mark, sign on the reverse side, date and return in the enclosed envelope.

                 (Continued and to be signed on reverse side)

     This proxy when properly executed will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, the proxy will be voted FOR proposals 1 and 2.

                                       Date_______________________, 1997




                                       _________________________________________
                                                     Signature(s)

                                       _________________________________________
                                                     Signature(s)

                                       When signing as attorney, administrator, personal representative, executor, custodian, trustee, guardian or corporate official, please give your full title as such. When stock is held in the name of more than one person, each such person should sign the proxy.